Exhibit 99.1

MEDIA CONTACT: Susan Storey, Great Wolf Lodge 608.662.4722 | sstorey@greatwolf.com

Great Wolf Resorts Names Tim Black

Executive Vice President and Chief Operating Officer

MADISON (October 16, 2012) – Great Wolf Resorts, North America’s largest family of indoor waterpark resorts, today announced the promotion of Timothy D. Black as Executive Vice President and Chief Operating Officer.

Mr. Black has an unparalled career in theme park and waterpark operations. Most recently, he has served as Executive Vice President, overseeing the operations of all Great Wolf Resorts properties. He joined the company in 2004 as General Manager for the Great Wolf Lodge in Wisconsin Dells, Wisconsin, after more than 18 years of senior leadership operations experience with Six Flags, Inc.

“This is an exciting time for Great Wolf Resorts, and Tim’s promotion is the next step as we continue to grow and expand,” said Kim Schaefer, Great Wolf Resorts, Chief Executive Officer. “His knowledge of our industry and operations leadership, coupled with his hands- on approach to the guest experience and pack member satisfaction, truly exhibit the highest qualities we look for in a leader. Tim is going to take our brand and our company to a new level both for our guests and our pack members. I could not be more excited.”

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.®, Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® brand. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C. Great Wolf’s consolidated subsidiary, Creative Kingdoms, LLC, is a developer and operator of technology-based, interactive quest adventure experiences such as MagiQuest®.

Additional information may be found on Great Wolf’s website at www.greatwolf.com.

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